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                               FOTOBALL USA, INC.
                       COMPUTATION OF EARNINGS PER SHARE

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                                                  12 MONTHS ENDED             12 MONTHS ENDED
                                                 DECEMBER 31, 1998           DECEMBER 31, 1999
                                                 -----------------           -----------------
BASIC SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in basic earnings per share computation:

Weighted average number of shares outstanding        2,694,242                   3,011,044

Net income                                          $  597,874                 $ 2,646,066
                                                    ----------                 ------------

BASIC EARNINGS PER SHARE                            $      .22                 $       .88
                                                    ==========                 ============

DILUTED SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in diluted earnings per share computation:

Weighted average number of shares outstanding        2,694,242                  3,011,044

Add-shares issuable from assumed exercise

 of options:                                            79,928                    190,450
                                                     ---------                 -----------

                                                     2,774,170                  3,201,494
ADJUSTMENTS TO NET INCOME:

Net income                                          $  597,874                $ 2,646,066

DILUTED EARNINGS PER SHARE                          $      .22                $       .83
                                                    ==========                ============

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